UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of Earliest Event Reported)

November 12, 2013

General Growth Properties, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34948	27-2963337
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification
incorporation)		Number)

110 N. Wacker Drive, Chicago, Illinois 60606

(Address of principal executive offices)  (Zip Code)

(312) 960-5000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 12, 2013, GGP, Inc., as general partner of GGP Limited Partnership (“GGPLP”), the operating partnership of General Growth Properties, Inc. (the “Company”), executed the Sixth Amendment to Third Amended and Restated Agreement of Limited Partnership of GGPLP (as amended, the “Partnership Agreement”) with certain limited partners party thereto.  The amendment added provisions authorizing GGPLP to issue, under the Company’s 2010 Equity Incentive Plan (the “Equity Incentive Plan”), a class of partnership interests, known as long-term incentive plan units or “LTIP Units,” to certain officers and employees of the Company and its subsidiaries as an alternative to the Company’s restricted shares and options to purchase common shares of the Company. LTIP Units are a class of units structured to qualify as “profits interests” for federal income tax purposes that, subject to certain conditions, including vesting, are convertible by the holder into GGPLP common units, which in turn are redeemable by the holder into common shares of the Company at a conversion ratio of 1.0397624 common shares of the Company per GGPLP common unit (the “Conversion Ratio”) or the cash value of such shares, at the Company’s option.  Under the Partnership Agreement as amended GGPLP has the power to issue two different types of LTIP Units: Appreciation Only LTIP Units (“AO LTIP Units”) and Full Value LTIP Units (“FV LTIP Units”).

AO LTIP Units are designed to have economics comparable to stock options in that, assuming vesting, they allow the recipient to realize value above a threshold level set at the time of award to be equal to 100% of the then fair market value of a common share of the Company (the “AO Threshold”).  The value of vested AO LTIP Units is realized through conversion into a number of GGPLP common units determined on the basis of how much the value of a common share of the Company has increased since the award date. The conversion ratio between AO LTIP Units and GGPLP common units, which starts out at zero, is the quotient of (i) the excess of the value of a GGPLP common unit as of the date of conversion over the AO Threshold, divided by (ii) the value of a GGPLP common unit as of the date of conversion.  This is similar to a “cashless exercise” of stock options, whereby the holder receives a number of shares equal in value to the difference between the full value of the total number of shares for which the option is being exercised and the total exercise price.  Like options, AO LTIP Units have a finite term over which their value is allowed to increase.  At the end of the term, vested AO LTIP Units will be mandatorily converted into GGPLP common units; until that time a holder of AO LTIP Units has the right to convert vested AO LTIP Units into GGPLP common units.  Unlike stock options, AO LTIP Units participate, to a limited extent, in distributions from GGPLP prior to being converted into GGPLP common units.

FV LTIP Units are designed to have economics comparable to restricted shares in that, assuming vesting, they are so-called “full value awards.”  FV LTIP Units initially will not have full parity, on a per unit basis, with GGPLP common units with respect to liquidating distributions. Upon the occurrence of specified events, FV LTIP Units can over time achieve full parity with GGPLP common units, at which time vested FV LTIP Units may be converted into GGPLP common units on a one-for-one basis.  FV LTIP Units that have been converted into GGPLP common units are then redeemable by the holder for common shares of the Company based on the Conversion Ratio or the cash value of such shares, at the Company’s option. Regular and other non-liquidating distributions will be made by GGPLP with respect to FV LTIP

Units, both vested and unvested, from the date of their issuance in the amount and at the time provided in the applicable award.

The foregoing summary is qualified in its entirety by reference to the Partnership Agreement.  The Sixth Amendment to Third Amended and Restated Agreement of Limited Partnership of GGPLP is attached hereto as Exhibit 10.1.

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2013, the Company’s Equity Incentive Plan was amended to specifically allow for the issuance of LTIP Units.  The Company’s Board of Directors also approved the Form of Appreciation Only LTIP Unit Award Agreement (“AO Award Agreement”) and Form of Full Value LTIP Unit Award Agreement (“FV Award Agreement”). For future grants of long-term incentive compensation under the Equity Incentive Plan, the Company may offer a choice to grant recipients, on a one-for-one basis, between (i) FV LTIP Units and restricted shares or (ii) between AO LTIP Units and options to purchase common shares, as specified in the grant of award pursuant to the Equity Incentive Plan.

The foregoing summaries are qualified in their entirety by reference to the Equity Incentive Plan, as amended, and the forms of AO Award Agreement and FV Award Agreement.  The First Amendment to the Equity Incentive Plan, AO Award Agreement and FV Award Agreement are attached hereto as Exhibits 10.2, 10.3 and 10.4, respectively.

Item 9.01 Exhibits

Exhibit No.	Description

10.1	Sixth Amendment to Third Amended and Restated Agreement of Limited Partnership of GGP Limited Partnership, dated November 12, 2013

10.2	First Amendment to General Growth Properties, Inc. 2010 Equity Incentive Plan, dated November 12, 2013

10.3	Form of Appreciation Only LTIP Award Agreement

10.4	Form of Full Value LTIP Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL GROWTH PROPERTIES, INC.

	By:	/s/ Stacie L. Herron
Stacie L. Herron, Vice President and Secretary

Date: November 18, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Sixth Amendment to Third Amended and Restated Agreement of Limited Partnership of GGP Limited Partnership, dated November 12, 2013

10.2	First Amendment to General Growth Properties, Inc. 2010 Equity Incentive Plan, dated November 12, 2013

10.3	Form of Appreciation Only LTIP Award Agreement

10.4	Form of Full Value LTIP Award Agreement